Translation of Consent from Beijing Zongheng Economy Research Institute

Consent

To:	Oriental Dragon Corporation (the “Company”)

We hereby consent to the reference of our report – < Industry Analysis Report of China Laiyang Pear Related Products > (the “Report”) in this registration statement and its amendment (the “Registration Statement”). The Company shall make sure that all the referenced data will be consistent with the Report.

We also consent to the filing of this consent as an exhibit to the Registration Statement, and the reference of our company name and the discussions related thereto in certain sections of the Registration Statement.

/s/ Beijing Zongheng Economy Research Institute November 2, 2010

同 意 函

Oriental Dragon Corporation：

我公司同意贵公司引用报告--《中国莱阳梨产品市场现状分析及重点经营企业调查【全卷】》中的有关数据，贵公司保证引用相关数据及章节不违背报告的意思表述。

本同意函可以作为注册声明书及其修订文件的附件，在注册声明书中引述本公司名称及本公司报告的相关内容。

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2010 年 11 月 2 日